EXHIBIT 4.177
EVERGREEN PACKAGING (HONG KONG) LIMITED
as Chargor
in favour of
WILMINGTON TRUST (LONDON) LIMITED
as Collateral Agent

DEBENTURE

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

i

THIS DEBENTURE is made by way of deed on May 4, 2010
BY
(1)	EVERGREEN PACKAGING (HONG KONG) LIMITED registered in Hong Kong with company number 1112285 (the “Chargor”) in favour of

(2)	WILMINGTON TRUST (LONDON) LIMITED in its capacity as collateral agent for the Secured Parties as appointed under the First Lien Intercreditor Agreement (the “Collateral Agent”).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Debenture:

“Account” means any account opened or maintained in Hong Kong by the Chargor with the Collateral Agent or any other person (and any replacement account or subdivision or subaccount of that account), the debt or debts represented thereby and all Related Rights.

“Additional Agreement” has the meaning given to such term in the First Lien Intercreditor Agreement.

“Additional Collateral Agent’s Fee Letter” means the fee letter dated 20 January 2010 among the Collateral Agent and Reynolds Group Holdings Limited as amended, novated, supplemented, restated or modified from time to time.

“Agreed Security Principles” has the meaning given to such term in the Credit Agreement and the Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning in the Credit Agreement prevails.

“Amendment No. 1 and Joinder Agreement” means the joinder agreement dated 21 January 2010 made among (amongst others) the Collateral Agent, The Bank of New York Mellon, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which the Collateral Agent is appointed as an additional collateral agent and becomes party to the First Lien Intercreditor Agreement.

“Applicable Representative” has the meaning given to that term in the First Lien Intercreditor Agreement.

“Assigned Account” means any Account that may from time to time be identified in writing as an Assigned Account by the Collateral Agent.

“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in New York, London and Hong Kong.

“Charged Property” means all the assets and undertaking of the Chargor which from time to time are the subject of the security created or expressed to be created in favour of the Collateral Agent by or pursuant to this Debenture.

“Claims Account” means each Account specified in Schedule 1 (Details of Accounts) and any other account in Hong Kong that may from time to time be identified in writing by the Collateral Agent as an account into which the proceeds of the getting in or realisation of the Monetary Claims are to be paid and in respect of which the relevant bank or financial institution has agreed to operate such account in accordance with any procedures stipulated by the Collateral Agent.

“Collateral Agent” means Wilmington Trust (London) Limited in its capacity as collateral agent for the Secured Parties as appointed under the First Lien Intercreditor Agreement, and its successors, permitted transferees and permitted assigns in such capacity.

“Collateral Rights” means all rights, powers and remedies of the Collateral Agent provided by or pursuant to this Debenture or by law.

“Credit Agreement” means the Credit Agreement dated 5 November, 2009, among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KG aA, SIG Austria Holding GmbH, Closure Systems International Holdings Inc. and Closure Systems International B.V. as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

“Delegate” means a delegate or sub-delegate appointed pursuant to Clause 26.2 (Delegation) of this Debenture.

“Enforcement Event” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated 5 November, 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time (including by the Amendment No. 1 and Joinder Agreement which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement).

“Group” means Reynolds Group Holdings Limited and each of its subsidiaries from time to time.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Insurance Policy” means, subject to the Agreed Security Principles, any policy of insurance in which the Chargor may from time to time have an interest.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Intellectual Property” means any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, the benefit of all applications and rights to use such assets and all Related Rights, in each case whether currently existing, or arising or acquired at any time in the future.

“Investments” means:
(a)	any stocks, shares, debentures, securities and certificates of deposit (but not including the Shares);

(b)	all interests in collective investment schemes; and

(c)	all warrants, options and other rights to subscribe or acquire any of the investments described in (a) and (b), in each case whether held directly by or to the order of the Chargor or by any trustee, nominee, fiduciary or clearance system on its behalf and all Related Rights (including all rights against any such trustee, nominee, fiduciary or clearance system).

“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.

“Lien” has the meaning given to such term in the First Lien Intercreditor Agreement.

“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

“Monetary Claims” means any book and other debts and monetary claims owing to the Chargor and any proceeds of such debts and claims (including any claims or sums of money deriving from or in relation to any Intellectual Property, any Investment, the proceeds of any Insurance Policy, any court order or judgment, any contract or agreement to which the Chargor is a party and any other assets, property, rights or undertaking of the Chargor).

“Notice of Assignment” means a notice of assignment in substantially the form set out Schedule 2 (Form of notice of assignment of insurance) or Schedule 3 (Form of notice of assignment of Account), or in such form as may be specified by the Collateral Agent.

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

“Receiver” means a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Charged Property and that term will include any appointee made under a joint and/or several appointment.

“Related Rights” means, in relation to any asset:
(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, goodwill, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)	any monies and proceeds paid or payable in respect of that asset.
“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities (other than any present or future obligation, liability, cost, charge or expense to the extent it would result in this Debenture constituting unlawful financial assistance within the meaning of section 47A of the Companies Ordinance).

“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.

“Security Documents” means the “Security Documents” under, and as defined in, the First Lien Intercreditor Agreement.

“Senior Secured Note Indenture” means the Indenture dated 5 November, 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

“Shares” means all of the shares in the capital of each Specified Company held by, to the order or on behalf of the Chargor at any time.

“Specified Company” means each Subsidiary of the Company incorporated under the laws of Hong Kong (including any Specified Company incorporated, or the shares of which are acquired, after the date of this Debenture).

“Tangible Moveable Property” means any plant, machinery, office equipment, computers, vehicles and other chattels (excluding any for the time being forming part of the Chargor’s stock in trade or work in progress) and all Related Rights.

1.2	Construction
1.2.1	In this Debenture:
(a)	the rules of interpretation contained in the First Lien Intercreditor Agreement shall apply to the construction of this Debenture;

(b)	any reference to the “Collateral Agent”, the “Chargor” or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests; and

(c)	references in this Debenture to any Clause or Schedule shall be to a clause or schedule contained in this Debenture unless a contrary intention appears;
1.2.2	This Debenture is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Debenture and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.
1.3	Terms defined in the First Lien Intercreditor Agreement

Unless defined in this Debenture or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Debenture or any notice given under or in connection with this Debenture.

1.4	Acknowledgement by Chargor

The Chargor acknowledges and agrees that the Collateral Agent’s actions under this Debenture are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have, subject to the terms of the Principal Finance Documents, the protections, immunities, rights, indemnities and benefits conferred on the collateral agent under the Principal Finance Documents.

For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with section 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Debenture are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Chargor.

2.	PAYMENT OF SECURED LIABILITIES

2.1	Covenant to Pay

The Chargor covenants with the Collateral Agent as security trustee for the Secured Parties that it shall on demand of the Collateral Agent pay its Secured Liabilities (whether for its own account or as security trustee for the Secured Parties) including any liability to pay Secured Liabilities in respect of any further advances made under the Loan Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity) and the Chargor shall pay to the Collateral Agent when due and payable every sum of its Secured Liabilities at any time owing, due or incurred by the Chargor to the Collateral Agent (whether for its own account or as security trustee for the Secured Parties) or any of the other Secured Parties in respect of any such liabilities, provided that neither such covenant nor the security constituted by this Debenture shall extend to or include any liability or sum which would, but for this proviso, cause such covenant or security to be unlawful or prohibited by any applicable law (including, without limitation, section 47A of the Companies Ordinance).

2.2	Interest on Demands

Section 2.07 (Default Interest) of the Credit Agreement applies to amounts which the Chargor fails to pay under this Debenture.

3.	FIXED CHARGES, ASSIGNMENTS AND FLOATING CHARGE

3.1	Fixed Charges
3.1.1	The Chargor charges as beneficial owner in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party and subject to any Liens permitted pursuant to Section 6.02(u) of the Credit Agreement or any similar Liens) the Accounts.

3.1.2	The Chargor charges as beneficial owner in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) the Tangible Moveable Property.

3.1.3	The Chargor charges as beneficial owner in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) the Intellectual Property.

3.1.4	The Chargor charges as beneficial owner in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) any goodwill and rights in relation to the uncalled capital of the Chargor.

3.1.5	The Chargor charges as beneficial owner in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) the Investments.

3.1.6	The Chargor charges as beneficial owner in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) the Shares, all dividends, interest and other monies payable in respect of the Shares and all other Related Rights (whether derived by way of redemption, bonus, preference, option, substitution, conversion or otherwise).

3.1.7	The Chargor charges as beneficial owner in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) all Monetary Claims and all Related Rights other than any claims which are otherwise subject to a fixed charge or assignment (at law or in equity) pursuant to this Debenture.
3.2	Assignments

The Chargor assigns and agrees to assign absolutely as legal and beneficial owner to the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities all the Chargor’s right, title and interest from time to time in and to each of the following assets (subject to obtaining any necessary consent to that assignment from any third party):
3.2.1	the proceeds of any Insurance Policy and all Related Rights; and

3.2.2	all rights and claims in relation to any Assigned Account.
3.3	Floating Charge
3.3.1	The Chargor as beneficial owner charges in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities by way of first floating charge (subject to any Liens permitted under the Principal Loan Documents) all present and future assets and undertaking of the Chargor.

3.3.2	The floating charge created by paragraph 3.3.1 above shall be deferred in point of priority to all fixed Lien validly and effectively created by the Chargor under the Loan Documents in favour of the Collateral Agent as security trustee for the Secured Parties as security for the Secured Liabilities.
4.	CRYSTALLISATION OF FLOATING CHARGE

4.1	Crystallisation: By Notice

Upon receipt of instructions of the Applicable Representative, the Collateral Agent may at any time by notice in writing to the Chargor convert the floating charge created by Clause 3.3 (Floating Charge) with immediate effect into a fixed charge as regards any property or assets specified in the notice if:
4.1.1	an Enforcement Event has occurred and is continuing; or

4.1.2	the Collateral Agent considers (acting on the reasonable instructions of the Applicable Representative) that any of the Charged Property may be in jeopardy or in danger of being seized or sold pursuant to any form of legal process; or

4.1.3	the Collateral Agent considers (acting on the reasonable instructions of the Applicable Representative) that it is desirable in order to protect the priority of the Lien created by this Debenture.
4.2	Crystallisation: Automatic

Notwithstanding Clause 4.1 (Crystallisation: By Notice) and without prejudice to any law which may have a similar effect, the floating charge will automatically be converted (without notice) with immediate effect into a fixed charge as regards all the assets subject to the floating charge if:
4.2.1	the Chargor creates or attempts to create any Lien (other than any Lien permitted under the Principal Finance Documents), over any of the Charged Property; or

4.2.2	any person levies or attempts to levy any distress, execution or other process against any of the Charged Property;

4.2.3	a resolution is passed or an order is made for the winding-up, dissolution, insolvency or re-organisation of the Chargor or a provisional liquidator is appointed to the Chargor; or

4.2.4	any person (who is entitled to do so) gives notice of its intention to appoint a provisional liquidator to the Chargor or files such a notice with the court.

5.	PERFECTION OF LIEN

5.1	Notices of Assignment

The Chargor shall deliver to the Collateral Agent (or procure delivery of) Notices of Assignment duly executed by, or on behalf of, the Chargor:
5.1.1	in respect of each Assigned Account, on the date of this Debenture or promptly upon the designation at any time by the Collateral Agent of any Account as an Assigned Account; and

5.1.2	in respect of any Insurance Policy which is the subject of an assignment pursuant to Clause 3.2 (Assignments) promptly upon the request of the Collateral Agent from time to time provided that an Enforcement Event has occurred and is continuing, and in each case, shall use all reasonable endeavours to procure that each notice is acknowledged by the obligor, debtor or financial institution specified by the Collateral Agent, provided always that each notice in respect of any Insurance Policy pursuant to sub clause 5.1.2 shall not be served on the relevant obligor, debtor or financial institution unless and until an Enforcement Event has occurred and is continuing.

5.2	Notices of Charge
5.2.1	The Chargor shall if requested by the Collateral Agent from time to time if an Enforcement Event has occurred and is continuing promptly deliver to the Collateral Agent (or procure delivery of) notices of charge duly executed by, or on behalf of, the Chargor and shall use all reasonable endeavours to procure that such notice of charge is acknowledged by each of the banks or financial institutions with which any of the Accounts are opened or maintained.

5.2.2	The execution of this Debenture by the Chargor and the Collateral Agent shall constitute notice to the Collateral Agent of the charge created over any Account opened or maintained with the Collateral Agent.
5.3	Further Advances
5.3.1	Subject to the terms of the Loan Documents, each Lender (as defined in the Credit Agreement) is under an obligation to make further Loans (as defined in the Credit Agreement) to the Loan Parties and that obligation will be deemed to be incorporated into this Debenture as if set out in this Debenture.

5.3.2	Subject to the terms of the Loan Documents, each Issuer may issue further Notes (as defined in the Senior Secured Notes Indenture) to the Loan Parties and that obligation will be deemed to be incorporated into this Debenture as if set out in this Debenture.
5.4	Deliverables

The Chargor will (to the extent that the Chargor owns any Shares on the date of execution of this Debenture and subject to the Agreed Security Principles): (i) (in respect of the items referred to in paragraphs (a) and (b) below) upon the execution of this Debenture; and (ii) (in respect of the items referred to in paragraphs (c) to (e) below) promptly (and no later than 30 days) following the execution of this Debenture, deposit (or procure there to be deposited) with the Collateral Agent:
(a)	all certificates and other documents of title to the Shares;

(b)	undated bought and sold notes and instrument of transfer in respect of the Shares (in each case executed in blank by or on behalf of the Chargor or any person acting as its nominee);

(c)	an undated letter of resignation executed by each director of the Specified Company in substantially the form set out in Schedule 5 (Form of Letter of Resignation);

(d)	undated written resolutions of the board of directors of each Specified Company executed by all of the directors of that Specified Company in substantially the form set out in Schedule 6 (Form of Written Resolutions); and

(e)	a letter of undertaking and authorisation executed by each of the directors of each Specified Company in substantially the form set out in Schedule 7 (Form of Letter of Undertaking and Authorisation),
and the Chargor will, subject to the Agreed Security Principles, promptly (and no later than ten (10) Business Days) following the acquisition by the Chargor or issue to the Chargor of any further shares in the capital of any Specified Company, deliver to the Collateral Agent each of the documents specified in paragraphs (a) and (b) above in respect of such shares together with (if applicable) an acknowledgement from each person holding any such shares as the Chargor’s nominee in substantially the form set out in Schedule 4 (Form of Acknowledgement from Nominee).

5.5	Related Assets

The Chargor shall, promptly upon (and no later than ten (10) Business Days following) the accrual, offer or issue of any stocks, warrants or other securities in respect of or derived from the Shares, procure the delivery to the Collateral Agent of:
(a)	all certificates and other documents of title representing such items;

(b)	undated bought and sold notes and instrument of transfer (executed in blank by or on behalf of the Chargor or any person acting as its nominee) in respect of such items as the Collateral Agent may request; and

(c)	if applicable, an acknowledgement from each person (if any) holding any such items as the Chargor’s nominee in substantially the form set out in Schedule 4 (Form of Acknowledgement from Nominee).
5.6	Change of Director

The Chargor shall, promptly upon (and no later than ten (10) Business Days following) the appointment of any director after the date of this Debenture of any Specified Company all the shares of which are subject to a fixed charge under this Debenture, procure the delivery to the Collateral Agent of:

(a)	an undated letter of resignation executed by such director of that Specified Company in substantially the form set out in Schedule 5 (Form of Letter of Resignation);

(b)	undated written resolutions of the board of directors of that Specified Company executed by all of the directors of that Specified Company in substantially the form set out in Schedule 6 (Form of Written Resolutions); and

(c)	a letter of undertaking and authorisation executed by such director of that Specified Company in substantially the form set out in Schedule 7 (Form of Letter of Undertaking and Authorisation).
5.7	Dating of Documents

The Collateral Agent shall not be entitled to date and complete the undated documents delivered pursuant to Clauses 5.4 (Deliverables) to 5.6 (Change of Director) above unless the security created by or pursuant to this Debenture is enforceable in accordance with Clause 13.1 (Enforcement).

5.8	Registration of Intellectual Property

The Chargor shall, subject to and in accordance with the Agreed Security Principles, if requested by the Collateral Agent, execute all such documents and do all acts that the Collateral Agent may require (acting on the reasonable instructions of the Applicable Representative) to record the interest of the Collateral Agent in any registers relating to any registered Intellectual Property.

5.9	Investments: Delivery of Documents of Title

Subject to the Agreed Security Principles, the Chargor shall, upon the execution of this Debenture, and upon the acquisition by the Chargor of any interest in any Investment promptly deliver to the Collateral Agent (or procure delivery of), all of the Investments or the certificates and other documents of title to or representing the Investments held or acquired by, or on behalf of, the Chargor together with, in form and substance satisfactory (acting on the reasonable instructions of the Applicable Representative) to the Collateral Agent:
5.9.1	any document or thing which the Collateral Agent may request with a view to perfecting or improving its security over the Investments or to registering any Investment in its name or the name of any nominee(s);

5.9.2	a duly executed declaration of trust in respect of any Investment which is not in the sole name of the Chargor;

5.9.3	any instrument(s) of transfer or assignment of any Investments specified by the Collateral Agent on the instructions of the Applicable Representative (with the name of the transferee or assignee, the consideration and the date left blank, but otherwise duly completed and executed); and

5.9.4	in the case of any Investments held by or on behalf of a nominee of any settlement system of any exchange, duly executed stock notes or other documents in the name of the Collateral Agent (or its nominee(s) or agent(s)) representing or evidencing any benefit or entitlement to the Investments held in such settlement system and the Collateral Agent may from time to time have any of the Investments registered in its name or in the name of one or more nominees on its behalf.
5.10	Registration of Debenture in Hong Kong

The Chargor shall procure that the relevant particulars of this Debenture shall be duly delivered to the Hong Kong Companies Registry for registration promptly upon execution of this Debenture (and in any event, within five weeks of the date of this Debenture).

6.	FURTHER ASSURANCE

6.1	Further Assurance: General

Subject to the Agreed Security Principles, the Chargor shall promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as, upon a reasonable instruction of the Applicable Representative, the Collateral Agent may specify (and in such form as the Collateral Agent, upon a reasonable instruction of the Applicable Representative, may require in favour of the Collateral Agent or its nominee(s) or Delegate):
(a)	to perfect the security created or intended to be created in respect of the Charged Property (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, Charged Property) or for the exercise of the Collateral Rights;

(b)	to confer on the Collateral Agent security over any property and assets of the Chargor located in any jurisdiction outside Hong Kong equivalent or similar to the security intended to be conferred by or pursuant to this Debenture; and/or

(c)	to facilitate the realisation of the Charged Property.
6.2	Necessary Action

Subject to the Agreed Security Principles, the Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Collateral Agent by or pursuant to this Debenture.

6.3	Consents

Subject to the Agreed Security Principles, the Chargor shall use all reasonable endeavours to obtain (in form and content satisfactory to the Collateral Agent, acting on the reasonable instructions of the Applicable Representative) as soon as reasonably practicable any consents necessary to enable the assets of the Chargor to be the subject of an effective fixed charge or assignment pursuant to Clause 3 (Fixed Charges, Assignments and Floating Charge) and, immediately upon obtaining any such consent, the asset concerned shall become subject to such security and the Chargor shall promptly deliver a copy of each consent to the Collateral Agent.
7.	NEGATIVE PLEDGE AND DISPOSALS

7.1	Negative Pledge

The Chargor undertakes that it shall not create or permit to subsist any Lien over all or any part of the Charged Property other than any Lien permitted pursuant to the Principal Finance Documents.

7.2	No Disposal of Interests

The Chargor undertakes that it shall not (and shall not agree to), except as permitted pursuant to this Debenture or the Principal Finance Documents:
7.2.1	execute any conveyance, transfer, lease or assignment of, or other right to use or occupy, all or any part of the Charged Property;

7.2.2	create any legal or equitable estate or other interest in, or over, or otherwise relating to, all or any part of the Charged Property;

7.2.3	(a) grant or vary, or accept any surrender, or cancellation or disposal of, any lease, tenancy, licence, consent or other right to occupy in relation to any of the Charged Property or (b) allow any person any right to use or occupy or to become entitled to assert any proprietary interest in, or right over, the Charged Property, which may, in each case, adversely affect the value of any of the Charged Property or the ability of the Collateral Agent to exercise any of the Collateral Rights; or

7.2.4	assign or otherwise dispose of any interest in any Account and no right, title or interest in relation to any Account, or the credit balance standing to any such Account shall be capable of assignment or other disposal.
8.	SHARES AND INVESTMENTS

8.1	Shares: Before an Enforcement Event

If an Enforcement Event is not continuing the Chargor shall:
8.1.1	be entitled to all dividends, interest and other monies or distributions arising from the Shares to the extent the same are permitted to be paid under the Principal Finance Documents; and

8.1.2	be entitled to exercise all voting rights in relation to the Shares provided that the Chargor shall not exercise (and shall procure that any nominee acting on its behalf does not exercise) such voting rights in any manner, or otherwise permit or agree to any (a) variation of the rights attaching to or conferred by any of the Shares or (b) increase in the issued share capital of any company whose Shares are charged pursuant to this Debenture, which would adversely affect the validity and enforceability of the security created by this Debenture or cause an Enforcement Event to occur.

8.2	Shares: After an Enforcement Event

The Collateral Agent may, if an Enforcement Event has occurred and is continuing, at its discretion and shall if so instructed by the Applicable Representative (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):
8.2.1	exercise (or refrain from exercising) any voting rights in respect of the Shares;

8.2.2	apply all dividends, interest and other monies arising from the Shares in accordance with Clause 16 (Application of Monies);

8.2.3	transfer the Shares into the name of such nominee(s) of the Collateral Agent as it shall require; and

8.2.4	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Shares, in such manner and on such terms as the Collateral Agent may think fit, and the proceeds of any such action shall form part of the Charged Property.

8.3	Investments and Shares: Payment of Calls

The Chargor shall pay when due all calls or other payments which may be or become due in respect of any of the Investments and Shares, and in any case of default by the Chargor in such payment (of which the Collateral Agent has actual knowledge), the Collateral Agent may but shall not be obliged, if it thinks fit, make such payment on behalf of the Chargor in which case any sums paid by the Collateral Agent shall be reimbursed by the Chargor to the Collateral Agent promptly following demand and shall carry interest from the date of payment by the Collateral Agent until reimbursed at the rate and in accordance with Clause 2.2 (Interest on Demands), provided that the Collateral Agent shall not be required to make any such payment on behalf of the Chargor unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or pre-funded to its satisfaction.

8.4	Investments: Delivery of Documents of Title

If an Enforcement Event has occurred and is continuing the Chargor shall promptly on the request of the Collateral Agent, deliver (or procure delivery) to the Collateral Agent, and the Collateral Agent shall be entitled to retain, all of the Investments and any certificates and other documents of title representing the Investments to which the Chargor (or its nominee(s)) is or becomes entitled together with any other document which the Collateral Agent may request (acting on the reasonable instructions of the Applicable Representative) (in such form and executed as the Collateral Agent may require (acting on the reasonable instructions of the Applicable Representative)) with a view to perfecting or improving its security over the Investments or to registering any Investment in its name or the name of any nominee(s).

8.5	Investments: Exercise of Rights

The Chargor shall not exercise any of its rights and powers in relation to any of the Investments in any manner which would adversely affect the validity and enforceability of the security created by this Debenture or cause an Enforcement Event to occur.

9.	ACCOUNTS

9.1	Accounts: Notification and Variation

The Chargor, during the subsistence of this Debenture:
9.1.1	shall promptly deliver to the Collateral Agent details of any material change made to any Account which is maintained by it with any bank or financial institution and which is listed in Schedule 1 (Details of Accounts); and

9.1.2	shall not unless permitted under the Principal Finance Documents permit or agree to any variation of the rights attaching to any Account or close any Account (other than an Account that is no longer used by the Chargor and which has a nil balance) without the Collateral Agent’s prior written consent.
9.2	Accounts: Operation Before Enforcement Event

Subject to the terms of the Principal Finance Documents and Clauses 9 (Accounts) and 10 (Monetary Claims), if an Enforcement Event is not continuing the Chargor shall be entitled to pay into, receive, withdraw or otherwise transfer any credit balance from time to time on any Account, unless such withdrawal or transfer would cause an Enforcement Event to occur.

9.3	Accounts: Operation After Enforcement Event

If an Enforcement Event has occurred and is continuing the Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account except with the prior consent of the Collateral Agent.

9.4	Assigned Accounts
9.4.1	If an Enforcement Event has occurred and is continuing, the Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Assigned Account except with the prior consent of the Collateral Agent or as permitted pursuant to the terms of the Principal Finance Documents and Clause 10 (Monetary Claims).

9.4.2	The Collateral Agent shall, if an Enforcement Event has occurred and is continuing, be entitled without notice to exercise from time to time all rights, powers and remedies held by it as assignee of the Assigned Accounts and to:
(a)	demand and receive all and any monies due under or arising out of each Assigned Account; and

(b)	exercise all such rights as the Chargor was then entitled to exercise in relation to such Assigned Account or might, but for the terms of this Debenture, exercise.
9.5	Accounts: Application of Monies

The Collateral Agent shall, if an Enforcement Event has occurred and is continuing, be entitled without notice to apply, transfer or set-off any or all of the credit balances from time to time on any Account in or towards the payment or other satisfaction of all or part of the Secured Liabilities in accordance with Clause 16 (Application of Monies).

10.	MONETARY CLAIMS

10.1	Dealing with Monetary Claims

Save as permitted under the Principal Finance Documents and subject to sub-clauses 10.2 (Release of Monetary Claims: Before Enforcement Event) and 10.3 (Release of Monetary Claims: After Enforcement Event), the Chargor shall not, without the prior written consent of the Collateral Agent:
10.1.1	deal with the Monetary Claims except by getting in and realising them in a prudent manner (on behalf of the Collateral Agent); or

10.1.2	factor or discount any of the Monetary Claims or enter into any agreement for such factoring or discounting, provided always that the proceeds of all Monetary Claims shall continue to be subject to the floating charge created pursuant to Clause 3.3 (Floating Charge) and the terms of this Debenture.

10.2	Release of Monetary Claims: Before Enforcement Event

If an Enforcement Event is not continuing, the proceeds of the realisation of the Monetary Claims shall, subject to any restriction on the application of such proceeds contained in this Debenture or in the Principal Finance Documents, be dealt with freely by the Chargor.

10.3	Release of Monetary Claims: After Enforcement Event

If an Enforcement Event has occurred and is continuing, the Chargor:
10.3.1	shall pay the proceeds of those Monetary Claims into the Claims Accounts or as the Collateral Agent may require (and such proceeds shall be held upon trust by the Chargor for the Collateral Agent on behalf of the Secured Parties prior to such payment in); and

10.3.2	shall not, except with the prior written consent of the Collateral Agent (acting on the reasonable instructions of the Applicable Representative), be entitled to withdraw or otherwise transfer the proceeds of the realisation of any Monetary Claims standing to the credit of any Claims Account.

11.	INSURANCES

11.1	Insurance: Undertakings

The Chargor shall:
11.1.1	keep the Charged Property insured in accordance with the terms of the Principal Finance Documents;

11.1.2	if required by the Collateral Agent after the occurrence of an Enforcement Event and while it is continuing, subject to the Agreed Security Principles, cause each insurance policy or policies relating to the Charged Property other than any Insurance Policy which has been the subject of a Notice of Assignment pursuant to Clause 5 (Perfection of Lien) to contain (in form and substance satisfactory to the Collateral Agent (acting on the reasonable instructions of the Applicable Representative)) an endorsement naming the Collateral Agent as sole loss payee in respect of all claims until such time as the Collateral Agent notifies the insurer(s) to the contrary;

11.1.3	promptly pay all premiums and other monies payable under all its Insurance Policies to the extent required under Section 5.02 of the Credit Agreement and any other terms of the Principal Finance Documents, if an Enforcement Event has occurred and is continuing, promptly upon the request of the Collateral Agent produce to the Collateral Agent a copy of each policy and evidence (acceptable to the Collateral Agent (acting on the reasonable instructions of the Applicable Representative)) of the payment of such sums; and

11.1.4	if an Enforcement Event has occurred and is continuing, if required by the Collateral Agent (but subject to the provisions of any lease of the Charged Property), deposit all Insurance Policies relating to the Charged Property with the Collateral Agent.
11.2	Insurance: Default

If the Chargor defaults in complying with Clause 11.1 (Insurance: Undertakings) within 10 Business Days of being notified of such failure to comply with Clause 11.1, the Collateral Agent may (to the extent the Collateral Agent is aware of such occurrence or default) and shall, if so instructed by the Applicable Representative, effect or renew any such insurance on such terms, in such name(s) and in such amount(s) as it considers appropriate (acting on the reasonable instructions of the Applicable Representative), and all monies expended by the Collateral Agent in doing so shall be reimbursed by the Chargor to the Collateral Agent promptly following demand and shall carry interest from the date of payment by the Collateral Agent until reimbursed at the rate specified in Clause 2.2 (Interest on Demands), provided that the Collateral Agent shall not be required to effect or renew any such insurance unless and until it shall have been (a) instructed by the Applicable Representative and (b) indemnified and/or secured and/or pre-funded to its satisfaction.

11.3	Application of Insurance Proceeds
11.3.1	All monies received under any Insurance Policies relating to the Charged Property shall (subject to the rights and claims of any person having prior rights to such monies), if an Enforcement Event is not continuing, be applied in accordance with the terms of the Principal Finance Documents or, if not provided for in the Principal Finance Documents, at the Chargor’s discretion.

11.3.2	If an Enforcement Event has occurred and is continuing, the Chargor shall hold such monies upon trust for the Collateral Agent pending payment to the Collateral Agent for application in accordance with Clause 16 (Application of Monies) and the Chargor waives any right it may have to require that any such monies are applied in reinstatement of any part of the Charged Property.
12.	UNDERTAKINGS

12.1	Intellectual Property

In accordance with the Agreed Security Principles, the Chargor shall, in respect of any Intellectual Property which is material to or required in connection with its businesses:
12.1.1	take all such steps and do all such acts as may be reasonably necessary to preserve and maintain the subsistence and the validity of any such Intellectual Property; and

12.1.2	not, except as permitted under the Principal Finance Documents, use or permit any such Intellectual Property to be used in any way which may materially and adversely affect its value.
13.	ENFORCEMENT OF LIEN

13.1	Enforcement

If an Enforcement Event has occurred and is continuing, or if a petition or application is presented for the making of a winding up order in relation to the Chargor, or if any person who is entitled to do so gives written notice of its intention to appoint a provisional liquidator of the Chargor or files such a notice with the court or is requested to do so by the Chargor, save to the extent that such petition, application, notice or filing is not made by a member of the Group or any director of any member of the Group and is frivolous or vexatious and is stayed, dismissed or withdrawn within 4 Business Days of such petition, application, notice or filing being made the security created by or pursuant to this Debenture is immediately enforceable and the Collateral Agent may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion and shall if so instructed by the Applicable Representative and if indemnified and/or secured and/or prefunded to its satisfaction:
13.1.1	enforce all or any part of that security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and

13.1.2	whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by Conveyancing and Property Ordinance (Cap. 219) (as varied or extended by this Debenture) on mortgagees or receivers and by this Debenture on any Receiver or otherwise conferred by law on mortgagees or receivers.
13.2	No Liability as Mortgagee in Possession

Neither the Collateral Agent nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee or mortgagee in possession might otherwise be liable.

14.	APPOINTMENT OF RECEIVER OR ADMINISTRATOR

14.1	Appointment and Removal

If an Enforcement Event has occurred and is continuing or if a petition or application is presented for the making of a winding up order in relation to the Chargor, or if any person who is entitled to do so gives written notice of its intention to appoint a provisional liquidator of the Chargor or files such a notice with the court or is requested to do so by the Chargor, save to the extent that such petition, application, notice or filing is not made by a member of the Group or any director of any member of the Group and is frivolous or vexatious and is stayed, dismissed or withdrawn within 4 Business Days of such petition, application, notice or filing being made the Collateral Agent may by deed or otherwise (acting through an authorised officer of the Collateral Agent), without prior notice to the Chargor:
14.1.1	appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

14.1.2	remove (so far as it is lawfully able) any Receiver so appointed;

14.1.3	appoint another person(s) as an additional or replacement Receiver(s); or

14.1.4	appoint one or more persons to be an administrator of the Chargor.
14.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 14.1 (Appointment and Removal) shall be:
14.2.1	entitled to act individually or together with any other person appointed or substituted as Receiver;

14.2.2	for all purposes shall be deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Collateral Agent; and

14.2.3	entitled to remuneration for his services at a rate to be fixed by the Collateral Agent (in its sole discretion) from time to time.
15.	POWERS OF RECEIVER

15.1	Powers of Receiver

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up, insolvency or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Chargor which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Debenture (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):
15.1.1	all the powers conferred by the Conveyancing and Property Ordinance (Cap. 219) on mortgagors and on mortgagees in possession and on receivers appointed under that Ordinance;

15.1.2	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do; and

15.1.3	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Property.
15.2	Additional Powers of Receiver

In addition to and without prejudice to the generality of the foregoing, every Receiver shall (subject to any limitations or restrictions expressed in the instrument appointing him but notwithstanding any winding-up, insolvency or dissolution of the Chargor) have the following powers in relation to the Charged Property (and any assets of the Chargor which, when got in, would be part of the Charged Property), in respect of which he was appointed (and every reference in this Clause 15.2 to the “Charged Property” shall be read as a reference to that part of the Charged Property in respect of which such Receiver was appointed):
15.2.1	Take Possession: power to enter upon, take immediate possession of, collect and get in the Charged Property including without limitation rents and other income whether accrued before or after the date of his appointment and for that purpose to make, or to require the directors of the Chargor to make, calls conditionally or unconditionally upon the holders of the Chargor’s share capital in respect of any such capital of the Chargor which remains uncalled and to enforce payment of calls so made and any previous unpaid calls by taking proceedings in the name of the Chargor or in his own name, in each case, provided such action is made for the purposes of (directly or indirectly) satisfaction of all or part of the Secured Liabilities;

15.2.2	Proceedings and Claims: power to bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with the business of the Chargor or all or any part of the Charged Property or this Debenture in the name of the Chargor or in his own name and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings and in addition to take or defend proceedings for the compulsory winding up of the Chargor and proceedings for directions under Section 255 of the Companies Ordinance (Cap. 32);

15.2.3	Carry on Business: power to carry on and manage, or concur in the carrying on and management of or to appoint a manager of, the whole or any part of the Chargor’s business in such manner as he shall in his absolute discretion think fit including without limitation the power to enter into any contract or arrangement and to perform, repudiate, rescind or vary any contract to which the Chargor is a party and power to supervise, control and finance any subsidiary of the Chargor or any other body corporate (including without limitation any referred to in Clause 15.2.6 below) and its business and the conduct thereof and to change the situation of the registered office of the Chargor or any such subsidiary or other body corporate;

15.2.4	Deal with Charged Property: without the need to observe the restrictions imposed by paragraph 11 of the Fourth Schedule to the Conveyancing and Property Ordinance (Cap. 219), power, in relation to the Charged Property and each and every part thereof, to sell, transfer, convey, grant or accept surrenders of leases, vary, terminate or surrender leases, grant, vary or terminate licences or rights of user (in each case with or without consideration) or concur in any of the foregoing by the Chargor or any other receiver or manager of the Chargor (including without limitation to or in relation to the Collateral Agent) in such manner and generally on such terms as he thinks fit including without limitation, without the consent of the Chargor, the severing and separate disposal from the premises to which they were affixed of fixtures and plant and machinery, in each case, provided such action is made for the purposes of (directly or indirectly) satisfaction of all or part of the Secured Liabilities;

15.2.5	Acquisitions: power to purchase, lease, hire or otherwise acquire any assets or rights of any description which he shall in his absolute discretion consider necessary or desirable for the carrying on, improvement or realisation of the whole or any part of the Charged Property or the business of the Chargor or otherwise for the benefit of the whole or any part of the Charged Property;

15.2.6	New Subsidiary: power to promote, procure the formation or otherwise acquire the share capital of, any body corporate with a view to such body corporate becoming a subsidiary of the Chargor or otherwise and purchasing, leasing or otherwise acquiring an interest in the whole or any part of the Charged Property or carrying on any business in succession to the Chargor or any subsidiary of the Chargor;

15.2.7	Landlord and Tenant: power to make allowances to and re-arrangements with any lessees, tenants or other persons from whom any rents and profits may be receivable (including granting any licences and operating any rent reviews)

and to exercise any powers and discretions conferred on a landlord or a tenant by any statutory provision or by general law from time to time in force in relation to all or any part of the Charged Property;
15.2.8	Repairs etc.: power to undertake, effect or complete any work of repair, refurbishment, decoration, modification, building, improvement or development of all or any part of the Charged Property as he may think expedient and to apply for and obtain any planning permissions, building regulation approvals and any other permissions, consents or licences in each case as he may in his absolute discretion think fit and to acquire (or acquire an interest in) any such property as he may think expedient;

15.2.9	Insurance: power to effect, maintain or renew indemnity and other insurances and to obtain bonds and performance guarantees;

15.2.10	Employment: power to employ, engage, dismiss or vary the terms of employment or engagement of such employees, workmen, servants, officers, managers, agents and advisers on such terms as to remuneration and otherwise as he shall think fit including without limitation power to engage his own firm in the conduct of the receivership;

15.2.11	Borrowing: power to raise or borrow money from the Collateral Agent or any other person to rank either in priority to the security constituted by this Debenture or any part of it or otherwise and with or without a mortgage or charge on the Charged Property or any part of it on such terms as he shall in his absolute discretion think fit (and no person lending such money shall be concerned to see or enquire as to the propriety or purpose of the exercise of such power or the application of money so raised or borrowed);

15.2.12	Redemption of Security: power to redeem, discharge or compromise any security, guarantee or rights of subrogation whether or not having priority to the security constituted by this Debenture or any part of it;

15.2.13	Covenants, Guarantees and Indemnities: power to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as it shall think fit, to make all payments needed to effect, maintain or satisfy such obligations or liabilities and to use the company seal(s) of the Chargor; and

15.2.14	Exercise of Powers in Chargor’s Name: power to exercise any or all of the above powers on behalf of and in the name of the Chargor (notwithstanding any winding-up, insolvency or dissolution of the Chargor) or on his own behalf.
15.3	Manner of Exercising Powers

In making any sale or other disposal of all or any part of the Charged Property or any acquisition in the exercise of their respective powers (including without limitation a disposal by a Receiver to any subsidiary of the Chargor or other body corporate as is referred to in Clause 15.2.5 or 15.2.6), a Receiver or the Collateral Agent may accept or dispose of as, and by way of consideration for, such sale or other disposal or acquisition, cash, shares, loan capital or other obligations in such amount as he or it shall (in its sole discretion) deem appropriate, including without limitation consideration fluctuating according to or dependent upon profit or turnover and consideration the amount whereof is to be determined by a third party. Any such consideration may, if thought expedient by the Receiver or the Collateral Agent, be nil or be payable or receivable in a lump sum or by instalments. Any contract for any such sale, disposal or acquisition by the Receiver or the Collateral Agent may contain conditions excluding or restricting the personal liability of the Receiver or the Collateral Agent.
16.	APPLICATION OF MONIES

All monies received or recovered by the Collateral Agent or any Receiver pursuant to this Debenture or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Conveyancing and Property Ordinance (Cap.219)) be applied in accordance with Section 2.01 of the First Lien Intercreditor Agreement save that any amount received or recovered in excess of the Secured Liabilities shall be returned to the Chargor in accordance with the provisions of the First Lien Intercreditor Agreement.

17.	PROTECTION OF PURCHASERS

17.1	Consideration

The receipt of the Collateral Agent or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, the Collateral Agent or any Receiver may do so for such consideration, in such manner and on such terms as it (in its sole discretion) thinks fit.

17.2	Protection of Purchasers

No purchaser or other person dealing with the Collateral Agent or any Receiver shall be bound to inquire whether the right of the Collateral Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Collateral Agent or such Receiver in such dealings. For such purposes, the power of sale or other disposal conferred on the Collateral Agent and on any Receiver shall arise (and the Secured Liabilities shall be deemed due and payable for that purpose) on execution of this Debenture.

18.	POWER OF ATTORNEY

18.1	Appointment and Powers

The Chargor by way of security irrevocably (within the meaning of Section 4 of the Power of Attorney Ordinance (Cap. 31)) appoints the Collateral Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:
18.1.1	carrying out any obligation imposed on the Chargor by this Debenture or any other agreement binding on the Chargor to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property); and

18.1.2	enabling the Collateral Agent and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Debenture or by law (including, if an Enforcement Event has occurred and is continuing, the exercise of any right of a legal or beneficial owner of the Charged Property), provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Chargor under this Clause 18.1 if:
(a)	an Enforcement Event has occurred and is continuing; and/or

(b)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Chargor that the Chargor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Parties’ Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Chargor under this Clause 18.1 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.
18.2	Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

19.	EFFECTIVENESS OF LIEN

19.1	Continuing Lien
19.1.1	The Lien created by or pursuant to this Debenture shall remain in full force and effect as a continuing security for the Secured Liabilities unless and until discharged by the Collateral Agent.

19.1.2	No part of the security from time to time intended to be constituted by the Debenture will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Liabilities.
19.2	Cumulative Rights

The security created by or pursuant to this Debenture and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Collateral Agent or any Secured Party may at any time hold for the Secured Liabilities or any other obligations or any rights, powers and remedies provided by law. No prior security held by the Collateral Agent (whether in its capacity as security trustee or otherwise) or any of the other Secured Parties over the whole or any part of the Charged Property shall merge into the security constituted by this Debenture.

19.3	No Prejudice

The security created by or pursuant to this Debenture and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Chargor or any other person, or the Collateral Agent (whether in its capacity as security trustee or otherwise) or any of the other Secured Parties or by any variation of the terms of the trust upon which the Collateral Agent holds the security or by any other thing which might otherwise prejudice that security or any Collateral Right.

19.4	Remedies and Waivers

No failure on the part of the Collateral Agent to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver of that Collateral Right, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

19.5	No Liability

None of the Collateral Agent, its nominee(s) or any Receiver or Delegate shall be liable by reason of (a) taking any action permitted by this Debenture or (b) any neglect or default in connection with the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except to the extent provided in the Principal Finance Documents.

19.6	Partial Invalidity

If, at any time, any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Debenture nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Debenture is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

19.7	Variation of Conveyancing and Property Ordinance (Cap. 219)

The covenants implied under section 35 of, the powers implied under section 51(1) of, and the provisions of the Fourth Schedule to, the Conveyancing and Property Ordinance (Cap. 219) are varied and extended by this Debenture so that such covenants, powers and provisions shall take effect in relation to:
19.7.1	the creation (whether by assignment, charge or otherwise) of each and every element of any Lien constituted under or pursuant to this Debenture; and

19.7.2	each and every item of the Charged Property (whether mortgaged land or other property of any kind).
19.8	Waiver of defences

The obligations of the Chargor under this Debenture and the Collateral Rights will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Debenture (without limitation and whether or not known to it or any Secured Party) including:
19.8.1	any time, waiver or consent granted to, or composition with, any Loan Party or other person;

19.8.2	the release of any Loan Party or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

19.8.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Loan Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

19.8.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Loan Party or any other person;

19.8.5	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Loan Document or any other document or security or of the Secured Liabilities;

19.8.6	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Documents or any other document or security or of the Secured Liabilities; or

19.8.7	any insolvency or similar proceedings.
19.9	Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Debenture. This waiver applies irrespective of any law or any provision of this Debenture to the contrary.

19.10	Deferral of Rights

Until such time as the Secured Liabilities have been discharged in full, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under this Debenture:
19.10.1	to be indemnified by any Loan Party;

19.10.2	to claim any contribution from any guarantor of any Loan Party’s obligations under this Debenture; and/or

19.10.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, this Debenture by any Secured Party.
20.	RELEASE OF LIEN

20.1	Redemption of Lien

The security constituted by this Debenture shall be released, reassigned, re-transferred and cancelled (as applicable):
20.1.1	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Chargor, upon the Secured Liabilities being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under any of the Loan Documents; or

20.1.2	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Hong Kong law).
20.2	Permitted Disposals

If the Chargor disposes of any Charged Property and that disposal is permitted by the Principal Finance Documents, such Charged Property shall, unless an Enforcement Event has occurred and is continuing, be automatically released, reassigned, re transferred and cancelled (as applicable) from the security constituted by this Debenture with effect from the day of such disposal and the Collateral Agent (at the expense and cost of the Chargor) shall do all such acts which are reasonably requested by the Chargor in order to release, re-assign, re-transfer and cancel (as applicable) the relevant Charged Property from the security constituted by this Debenture. Any or all of the Charged Property shall also be released, re-assigned, re-transferred and cancelled (as applicable) in accordance with and to the extent permitted by the Intercreditor Arrangements.

20.3	Avoidance of Payments

If the Collateral Agent considers (on the reasonable instructions of the Applicable Representative) that any amount paid or credited to any Secured Party is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Debenture and the security constituted by this Debenture shall continue and such amount shall not be considered to have been irrevocably paid.

21.	SUBSEQUENT AND PRIOR LIEN

21.1	Subsequent Lien

If the Collateral Agent (acting in its capacity as security trustee or otherwise) or any of the other Secured Parties at any time receives or is deemed to have received notice of any subsequent Lien affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which in either case is prohibited by the terms of this Debenture or the Principal Finance Documents, all payments thereafter by or on behalf of the Chargor to the Collateral Agent (whether in its capacity as security trustee or otherwise) or any of the other Secured Parties shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Liabilities as at the time when the Collateral Agent received such notice.
21.2	Prior Lien

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Lien or upon the exercise by the Collateral Agent or any Receiver or any Delegate of any power of sale under this Debenture the Collateral Agent may redeem that prior Lien or procure the transfer of it to itself. The Collateral Agent may settle and agree the accounts of the prior Lien and any accounts so settled and agreed will be conclusive and binding on the Chargor. All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer will be paid by the Chargor to the Collateral Agent on demand.

22.	ASSIGNMENT

The Collateral Agent may assign and transfer all or any of its rights and obligations under this Debenture to facilitate the performance of its role as Collateral Agent under the Loan Documents in accordance with the Intercreditor Arrangements. Subject to Section 9.16 of the Credit Agreement and the terms of the Principal Finance Documents, the Collateral Agent shall be entitled to disclose such information concerning the Chargor and this Debenture as the Collateral Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by any applicable law.

23.	INDEMNITY

To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement and in the Additional Collateral Agent’s Fee Letter, the Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys, any Delegate and any Receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Debenture, the exercise or purported exercise of any of the rights and powers conferred on them by this Debenture or otherwise relating to the Charged Property.

24.	PAYMENTS FREE OF DEDUCTION

Section 2.20 (Taxes) of the Credit Agreement applies to this Debenture, save that, for the purposes of this Debenture only, the references in Section 2.20 (Taxes) of the Credit Agreement to “a Loan Party”, “that Loan Party” and “each Loan Party” shall be replaced with “the Chargor”. The exceptions to, and exclusions from, Section 2.20 (Taxes) of the Credit Agreement contained in the Loan Documents (including, without limitation, Schedule 10.03 of the Credit Agreement) apply to the incorporation of Section 2.20 (Taxes) of the Credit Agreement in this Debenture.

25.	CURRENCY INDEMNITY

25.1	The Secured Liabilities shall be paid in the currency in which it is denominated at the relevant time, unless the Loan Documents provide otherwise.

25.2	If any Secured Liabilities is received from the Chargor in a currency (“first currency”) other than the currency (“second currency”) in which it is payable (whether as a result of obtaining or enforcing an order or judgment, the dissolution of any person or otherwise), the amount received shall only satisfy the Chargor’s obligation to pay its Secured Liabilities to the extent of the amount in the second currency which the relevant Secured Party is able, in accordance with its usual practice, to purchase with the amount received in the first currency on the date of that receipt (or, if it is not possible to make that purchase on that date, on the first date upon which it is possible to do so).

25.3	Subject to Section 9.05 of the Credit Agreement, the Additional Collateral Agent’s Fee Letter and the terms of the Principal Finance Documents, the Chargor indemnifies each Secured Party against:
25.3.1	any loss sustained by it as a result of the amount purchased by it in the second currency pursuant to Clause 25.2 above being less than the amount due; and

25.3.2	all costs and expenses properly incurred by it in purchasing the second currency, in respect of any Secured Liabilities received from the Chargor.

25.4	The Chargor shall pay to the relevant Secured Party, promptly upon demand, in the currency stipulated, all amounts payable pursuant to such indemnity.

26.	DISCRETION AND DELEGATION

26.1	Discretion

Any liberty or power which may be exercised or any determination which may be made under this Debenture by the Collateral Agent or any Receiver may, subject to the terms and conditions of the Intercreditor Arrangements and to any requirement of reasonableness required under this Debenture, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

26.2	Delegation

Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Hong Kong law), each of the Collateral Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Debenture (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the Receiver itself.

26.3	For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with clause

2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Debenture are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Chargor.

27.	PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Debenture, shall be the period of eighty years from the date of this Debenture.

28.	NOTICES

All notices and other communications provided under this Debenture shall be served in accordance with the provisions of the First Lien Intercreditor Agreement.

29.	GOVERNING LAW

This Debenture and any non-contractual obligations arising out of or in connection with it are governed by Hong Kong law.

30.	JURISDICTION

30.1	Hong Kong Courts

The courts of Hong Kong have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Debenture.

30.2	Convenient Forum

The parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

30.3	Exclusive Jurisdiction

This Clause 30 (Jurisdiction) is for the benefit of the Collateral Agent only. As a result and notwithstanding Clause 30.1 (Hong Kong Courts), it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

31.	COUNTERPARTS

This Debenture may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Debenture.
THIS DEBENTURE has been signed on behalf of the Collateral Agent and executed as a deed by the Chargor and is delivered by it on the date specified above.

SCHEDULE 1
DETAILS OF ACCOUNTS
None

SCHEDULE 2
FORM OF NOTICE OF ASSIGNMENT OF INSURANCE
To:      [Insurer]
Date: [•]
Dear Sirs,
We hereby give you notice that we have assigned to Wilmington Trust (London) Limited (the “Collateral Agent”) pursuant to a debenture (the “Debenture”) entered into by us in favour of the Collateral Agent dated [•] all our right, title and interest in and to the proceeds of [insert details of relevant insurance policy] (the “Policy of Insurance”). All references to the Collateral Agent in this notice include any person or entity appointed as successor to Wilmington Trust (London) Limited as Collateral Agent.
With effect from your receipt of this notice we instruct you to:
1.	make all payments and claims under or arising from the Policy of Insurance to the Collateral Agent [insert an account number if required] or to its order as it may specify in writing from time to time;

2.	note the interest of the Collateral Agent on the Policy of Insurance; and

3.	disclose to the Collateral Agent, without further approval from us, such information regarding the Policy of Insurance as the Collateral Agent may from time to time request and to send it copies of all notices issued by you under the Policy of Insurance.
With effect from your receipt of this notice all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Policy of Insurance (including all rights to compel performance) belong to and are exercisable by the Collateral Agent.
Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning the same to the Collateral Agent at 6 Broad Street Place, London EC2M 7JH, United Kingdom marked for the attention of Elaine Lockhart.
Yours faithfully,

for and on behalf of
EVERGREEN PACKAGING (HONG KONG) LIMITED

[On copy only]
To: [•]
We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, title and interests and benefits referred to in such notice and that we will comply with the terms of that notice.
We further confirm that no amendment or termination of the Policy of Insurance shall be effective unless we have given the Collateral Agent thirty days written notice of such amendment or termination.
For and on behalf of [•]

By:

Dated:

SCHEDULE 3
FORM OF NOTICE OF ASSIGNMENT OF ACCOUNT
To: [Account Bank]
Date: [•]
Dear Sirs,
We hereby give you notice that, pursuant to a Hong Kong law debenture (the “Debenture”) dated [•] and made between ourselves and Wilmington Trust (London) Limited (the “Collateral Agent”), we have assigned and charged to the Collateral Agent all of our right, title and interest in and to account number [•], account name [•] (including any renewal or redesignation of such account) and all monies standing to the credit of that account from time to time (the “Account”). All references to the Collateral Agent in this notice include any person or entity appointed as successor to Wilmington Trust (London) Limited as Collateral Agent.
You are hereby instructed that, following your receipt of any notice from the Collateral Agent that an Enforcement Event (as defined in the Debenture) has occurred and is continuing:
(a)	any existing payment instructions affecting the Account shall immediately be terminated and all payments and communications in respect of the Account shall from that time onwards be made to the Collateral Agent or to its order (with a copy to the Chargor); and

(b)	all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Account shall belong to the Collateral Agent.
For the avoidance of doubt, unless and until you receive notice from the Collateral Agent that an Enforcement Event has occurred and is continuing, the Account shall be operated as normal in accordance with the account mandate that currently exists.
Please accept this notice by signing the enclosed acknowledgement and returning it to the Collateral Agent at 6 Broad Street Place, London EC2M 7JH, United Kingdom marked for the attention of Elaine Lockhart.
Yours faithfully

for and on behalf of
EVERGREEN PACKAGING (HONG KONG) LIMITED

[on copy only]
To: [•]
Date: [•]
At the request of the Collateral Agent and Evergreen Packaging (Hong Kong) Limited we acknowledge receipt of the notice of assignment and charge, on the terms attached, in respect of the Account (as described in those terms). We confirm that:
(a)	the balance standing to the Account at today’s date is [•], no fees or periodic charges are payable in respect of the Account and there are no restrictions on (a) the payment of the credit balance on the Account [(except, in the case of a time deposit, the expiry of the relevant period)] or (b) the assignment of the Account to the Collateral Agent or any third party;
(b)	we have not received notice of any previous and continuing assignments of, charges over or trusts in respect of, the Account;
(c)	following receipt by ourselves of notice from the Collateral Agent that an Enforcement Event (as defined in the Debenture) has occurred and is continuing, we will not without the Collateral Agent’s consent (a) exercise any right of combination, consolidation or set off which we may have in respect of the Account or (b) amend or vary any rights attaching to the Account; and
(d)	following receipt by ourselves of notice from the Collateral Agent that an Enforcement Event has occurred and is continuing, we will act only in accordance with the instructions given by persons authorised by the Collateral Agent and we shall send all statements and other notices given by us relating to the Account to the Collateral Agent.
For and on behalf of [•]

By:

SCHEDULE 4
FORM OF ACKNOWLEDGEMENT FROM NOMINEE
To: Wilmington Trust (London) Limited, as Collateral Agent
Dear Sirs,
At the request of Evergreen Packaging (Hong Kong) Limited (the “Chargor”), I/we hereby:
1.	warrant and confirm that I am/we are the registered holder(s) of [insert number and description of relevant Shares and/or Related Assets] in [insert name of Specified Company] (the “Share[s]”) and am/are holding the Share[s] as nominee for and on behalf of the Chargor;
2.	acknowledge that the Chargor has, pursuant to a debenture (the “Debenture”) dated [ • ] between the Chargor and you as Collateral Agent, charged the Share[s] in favour of you as security upon the terms and conditions specified therein;
3.	undertake that I/we shall, upon and at all times after the enforcement of the security constituted by the Debenture in respect of the Share[s], hold the Share[s] on trust for you (or any other person whom you may nominate);
4.	undertake that I/we shall, upon being requested by you to do so, upon the enforcement of the security constituted by the Debenture, transfer the legal title in the Share[s] to you (or any other person whom you may nominate) and do all acts and execute all documents as may be necessary and/or as you may require for such purpose; and
5.	irrevocably and unconditionally appoint each of you and any Receiver (as defined in the Debenture) severally to be my/our attorney on the terms of Clauses 18 (Power of Attorney) and Clause 26.2 (Delegation) of the Debenture (mutatis mutandis) as if I was/we were the Chargor, and undertake to execute such further powers of attorney in such form as you may reasonably require from time to time.
Dated:
[in the case where the relevant nominee is a company incorporated in Hong Kong or a company incorporated outside Hong Kong which has a company seal]

THE COMMON SEAL of	)
[name of relevant nominee]	)
was hereunto affixed	)
in the presence of	)
[in the case where the relevant nominee is a company outside Hong Kong which does not have any company seal]

SIGNED, SEALED and DELIVERED as a DEED by [name of relevant authorised signatory] for and on behalf of [name of relevant nominee] in the presence of	) ) ) ) ) )
Witness:
[in the case where the relevant nominee is an individual]

SIGNED, SEALED and DELIVERED as a DEED by [name of relevant nominee] in the presence of	) ) ) )
Witness:

SCHEDULE 5
FORM OF LETTER OF RESIGNATION

To:	The Board of Directors
[insert name of Specified Company] (the “Company”)
[insert address of registered office of the Company]

Date:	[to be left blank]
Dear Sirs,
Debenture dated [ • ] between Evergreen Packaging (Hong Kong) Limited as Chargor and Wilmington Trust (London) Limited as Collateral Agent in respect of the shares in the Company
Resignation
I hereby tender my unconditional and irrevocable resignation as a director of the Company with effect from the date of this letter. I confirm that:
1.	I have no claims whatsoever against the Company or any of its subsidiaries or associated companies (if any) on any account (whether for loss of office or for fees or otherwise howsoever), provided that this letter is delivered without prejudice to any rights I have for accrued remuneration owing pursuant to my employment contract with the Company or for any claim I may have in respect of company pensions; and
2.	there is no outstanding agreement or arrangement with the Company or any of its subsidiaries or associated companies (if any) under which the Company or any of such subsidiaries or associated companies has or would have any obligation to me whether now or in the future or under which I would derive any benefit other than any amounts due pursuant to my contract of employment with the Company and related employer pension benefits.

SIGNED, SEALED and DELIVERED as a DEED by [name of director] in the presence of	) ) ) )
Name, address and signature of witness
Signature:
Name:
Address:

SCHEDULE 6
FORM OF WRITTEN RESOLUTIONS
[insert name of Specified Company] (the “Company”)
WRITTEN RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE COMPANY
Dated: [to be left blank]
IT IS RESOLVED THAT:
1.	the following transfer of the shares in the Company be approved and that, upon the delivery to any director of the Company of a duly completed instrument of transfer in respect of any of the following transfers, the name of the relevant transferee be entered forthwith in the register of members of the Company in respect of the relevant shares so transferred and that new share certificates in respect of such shares be issued forthwith to such transferee in accordance with the Articles of Association of the Company:
•	transfer of [to be left blank] shares in the Company from Evergreen Packaging (Hong Kong) Limited (or its nominee(s) or successor(s) for the time being) to the Collateral Agent (as defined in the Debenture) for the time being under the Debenture or any person(s) nominated by the Collateral Agent in writing;
For the purpose of this paragraph 1, the “Debenture” means the debenture dated [ • ] and made between Evergreen Packaging (Hong Kong) Limited as Chargor and Wilmington Trust (London) Limited as Collateral Agent (as amended from time to time).

2.	each of the following persons be appointed as an additional director of the Company with immediate effect:
[to be left blank]
3.	the resignation of the following persons as directors of the Company be accepted with immediate effect:
[to be left blank]
4.	the above changes in directorships of the Company be notified to the Hong Kong Companies Registry as soon as shall be practicable and that any director or the secretary of the Company be authorised to sign and deliver any relevant return in connection therewith.
[all the directors of the Company to state their names and sign]

SCHEDULE 7
FORM OF LETTER OF UNDERTAKING AND AUTHORISATION
To: Wilmington Trust (London) Limited
Dear Sirs,
Debenture dated [ • ] between Evergreen Packaging (Hong Kong) Limited as Chargor and Wilmington Trust (London) Limited as Collateral Agent (the “Debenture”) in respect of the shares in [insert name of Specified Company] (the “Company”)
I hereby unconditionally and irrevocably:
1.	undertake to procure, to the extent of my powers as a director of the Company, that any or all of the shares in the Company which are charged to you pursuant to the Debenture shall upon your request, at any time if the security constituted by the Debenture is enforceable in accordance with its terms, be promptly registered in the name of yourself or (at your request) any person(s) whom you may nominate; and

2.	authorise each of you and any other person(s) authorised by you severally to complete, date and put into effect:
(a)	the attached letter of resignation signed by me;

(b)	the attached written resolutions of the board of directors of the Company signed by me; and

(c)	any other document signed by me and delivered pursuant to Clauses 5.4, 5.5 or 5.6 of the Debenture, in each case, at any time if the security constituted by the Debenture is enforceable in accordance with its terms.
Dated:

SIGNED, SEALED and DELIVERED as a DEED by [name of relevant director] in the presence of	) ) ) )
Name, address and signature of witness
Signature:
Name:
Address:

SIGNATURE PAGE FOR
EVERGREEN PACKAGING (HONG KONG) LIMITED DEBENTURE
The Chargor

SIGNED, SEALED and DELIVERED by Chiara Brophy under power of attorney dated 27 April 2010 and thereby executed by EVERGREEN PACKAGING (HONG KONG) LIMITED as its Deed in the presence of:	) ) ) ) ) ) ) ) )	/s/ Chiara Brophy

/s/ Julia Keppe
Name of witness: Julia Keppe
Address of witness: [ ] Occupation of witness: Solicitor

The Collateral Agent

Signed by	)
WILMINGTON TRUST (LONDON))
LIMITED	)

By:
Name:
Address: 6 Broad Street Place, London EC2M 7JH, United Kingdom Fax: +44 (0)207 614 1122 Attention: Elaine Lockhart